Exhibit 99.5
EXECUTION COPY
AMENDMENT NO. 1
TO
AMENDED AND RESTATED
TRANSACTION AGREEMENT
By and Among
LJH, LTD.,
OWL CREEK I, L.P., OWL CREEK II, L.P.,
OWL CREEK OVERSEAS FUND I, LTD.,
OWL CREEK OVERSEAS FUND II, LTD.,
AND OWL CREEK SOCIALLY RESPONSIBLE INVESTMENT FUND, LTD.
AND
TAS HOLDING, INC.
As of July 31, 2006

AMENDMENT NO. 1 TO AMENDED & RESTATED TRANSACTION AGREEMENT
     AMENDMENT NO. 1 TO AMENDED AND RESTATED TRANSACTION AGREEMENT, dated as of July 31, 2006 (the “Agreement”), by and among LJH, Ltd., a Texas limited partnership (“LJH”), Owl Creek I, L.P., Owl Creek II L.P., each a Delaware limited partnership, and Owl Creek Overseas Fund, Ltd. and Owl Creek Overseas Fund II, Ltd. and Owl Creek Socially Responsible Investment Fund, Ltd. (“OCSRIF”), each an an            exempted company organized under the laws of the Cayman Islands (together, the “Owl Creek Investors,” and together with LJH, the “Investors”) and TAS Holding, Inc., a Delaware corporation (“Newco”), to amend the Amended and Restated Transaction Agreement between the Investors and Newco dated April 20, 2006 (the “Transaction Agreement”) on the terms and conditions set forth herein.
     WHEREAS, on April 20, 2006 LJH acquired from Monroe Capital Advisors LLC indebtedness of TIMCO Aviation Services, Inc. (the “Company”) in the approximate amount of $18.4 million (the “Monroe Debt”) and amended the terms of the Monroe Debt to decrease the interest rate and fees payable thereunder and to waive certain existing events of default under the Monroe Debt for the benefit of the Company and advanced to the Company additional working capital in the amount of $6.0 million thereunder (the “Term Loan C”) which in turn allowed the Company to amend the terms of its indebtedness to CIT Group/Business Credit, Inc. (the “CIT Debt”) to resolve certain existing events of default and to increase the amount of funding available under that facility (the “Debt Restructure”);
     WHEREAS, Newco has entered into an Agreement and Plan of Merger between Newco and the Company (the “Merger”), whereby Newco would merge with and into the Company and the remaining stockholders of the Company, other than the Investors, would receive $4.00 per share in cash (the “Merger Consideration”), and a related Escrow Agreement between Newco, the Company and American Bank of Texas, as escrow agent, (the “Escrow Agreement”) pursuant to which Newco has deposited the sum of $10,006,524 received as capital contributions from the Investors into escrow in order to pay the stockholders of the Company other than TAS and the Investors the Merger Consideration;
     WHEREAS, the Investors, Newco and the Company have entered into a Conversion, Support and Release Agreement which provides that the Company will issue to the Investors, on a pro rata basis and on the terms and conditions stated therein 2,400,000 shares of Common Stock in exchange for and as payment in full of the outstanding principal amount of the Term Loan C (the “Conversion Agreement”);
     WHEREAS, the Investors desire to amend the Transaction Agreement as set forth herein to reflect the understandings of the parties with respect to the Merger and related transactions and to add OCSRIF as a party to the Transaction Agreement.
     NOW, THEREFORE, the Investors and Newco agree as follows:

ARTICLE I
AMENDMENT; DEFINITIONS
     1.1 Amendment and Restatement. Except as expressly amended by this Agreement, the Transaction Agreement remains in full force and effect.
     1.2 Definitions. Capitalized terms used in this Agreement and not otherwise defined have the meanings given them in the Transaction Agreement.
ARTICLE II
TRANSACTIONS
     2.1 Merger and Related Transactions. The Transaction Agreement is amended by deleting Section 2.2 and replacing it in its entirety with the following:
     2.2 Capitalization of Newco; Merger; Conversion.
     (a) Upon the execution of the Merger Agreement between Newco and the Company, LJH and the Owl Creek Investors have funded Newco with $10,006,524, representing the product of $4.00 multiplied by the number of issued and outstanding shares of Company Common Stock that are not owned by the Investors plus the number of shares of Company Common Stock that are issuable upon the exercise of existing conversion rights by the holders of the Subordinated Convertible Notes and holders of warrants, options and stock grant rights identified on Exhibit A to this Agreement. Of this amount, LJH has contributed the sum of $8,057,252 (80.52%) in return for the issuance by Newco to LJH of 20,143,130 shares of Newco Common Stock and the Owl Creek Investors have contributed the sum of $1,949,272.00 (19.48%) in return for the issuance by Newco to the Owl Creek Investors of 4,873,180 shares of Newco Common Stock.
     (c) The Investors agree that Newco may, pursuant to the Merger Agreement, deposit the sum of $10,006,524 in an escrow account subject to the terms of an Escrow Agreement between Newco and the Company (the “Escrow Agreement”) in the form attached to this Agreement as Exhibit B, to be disbursed as provided in the Escrow Agreement and the Merger Agreement. Any modification of the Escrow Agreement will be subject to the consent of each of the Investors, not to be unreasonably withheld.
     (d) On or before the date that is two business days prior to the closing contemplated by the Merger Agreement, and subject to the satisfaction of the conditions to closing set forth in this Agreement in Section 2.2(f) and in the Merger Agreement, the Investors will contribute all shares of Company Common Stock owned by them to Newco. LJH will contribute 15,385,812 shares of Company Common Stock to Newco in return for the issuance by Newco to LJH of 153,858,120 shares of Newco Common Stock and the Owl Creek Investors will contribute an aggregate of 3,722,399 shares of Company

Common Stock to Newco in return for the issuance by Newco to the Owl Creek Investors of 37,223,990 shares of Newco Common Stock.
     (e) On or before the date that is two business days prior to the closing contemplated by the Merger Agreement, and subject to the satisfaction of the conditions to closing set forth in this Agreement in this Section 2.2, LJH will endeavor to cause the Company to exchange the Term C Loan for 2,400,000 shares of the Company’s Common Stock pursuant to the Conversion Agreement. The Owl Creek Investors consent and agree to such action by LJH undertaken in accordance with the Conversion Agreement. The Investors agree to contribute all of the shares of the Company’s Common Stock received upon such exchange to Newco, of which 1,932,480 (80.52%) shares of Company Common Stock will be deemed contributed to Newco by LJH in return for the issuance by Newco to LJH of 19,324,800 shares of Newco Common Stock and 467,520 (19.48%) shares of Company Common Stock will be deemed contributed to Newco by the Owl Creek Investors in return for the issuance by Newco to the Owl Creek Investors of 4,675,200 shares of Newco Common Stock. LJH is authorized to take all reasonably necessary actions on behalf of the Investors to effect the transactions described in this Subparagraph (e); provided that before taking such actions LJH will provide the Owl Creek Investors with reasonable notice of such actions and a reasonable opportunity to review and consult in taking such actions.
     (f) The closing (the “Closing”) of each issuance of Newco Common Stock described in this Section 2.2 shall take place at the offices of Bracewell & Giuliani LLP, 500 N. Akard, Suite 4000, Dallas Texas on the dates specified above or at such other place and time as the Investors may otherwise agree. At each closing, Newco will issue to each of the Investors certificates for the indicated number of shares of Newco Common Stock in such denominations as any of them may specify and each of the parties will execute and deliver such certifications, receipts and acknowledgements as any of the parties may reasonably request to evidence such actions.
     2.2 SEC Filings. The Transaction Agreement is amended by deleting Section 2.3 and replacing it in its entirety with the following:
     2.3 SEC Filings. Each of the Investors agrees to file promptly an amendment to its or their respective Schedule 13D’s with the SEC disclosing their agreement to pursue the transactions described in this Agreement and to provide each party to this Agreement with prompt notice of any development which would under applicable rules require an amendment to their respective Schedule 13D’s. The Investors understand that a Schedule 13E-3 filing with the SEC under Rule 13E-3 (the “Schedule 13e-3 Filing”) will be required in order to consummate the exchange of the Working Capital Infusion for 2,400,000 shares of Company Common Stock and consummate the Merger. Newco and the Investors agree to make the Schedule 13E-3 Filing as promptly as practicable after execution of the Merger Agreement but in no event later than 10 Business Days after the date thereof. No filings of, or amendment or supplement to, the Schedule 13E-3 Filing will be made by Newco or the Investors without providing the Investors a reasonable opportunity to review and comment thereon. Each of the Investors agrees to promptly provide the information reasonably required for inclusion in each filing with the SEC necessary to consummate the transactions contemplated herein, and represents and warrants to the other parties to this Agreement that all such information provided solely with respect to such party will be true and correct in all material respects and will not misstate any material fact or omit to state any material fact required to be stated therein, in light of the circumstances in which they were made, in order that the information provided will not be misleading.
     2.3 Conditions to Closing. The Transaction Agreement is amended by deleting Section 2.4 and replacing it in its entirety with the following:
     2.4 Conditions to Closing for the Investors. The Investors’ several obligations to take the actions described in Section 2.2 of this Agreement on the dates contemplated therein (each such date being a “Closing Date”) are subject to the satisfaction, on or prior to each such Closing Date, of the conditions set forth below:
          (a) Representations and Warranties Correct. The representations and warranties made by each of the parties herein shall have been true and correct when made and shall be true and correct on and as of the applicable Closing Date with the same force and effect as though made on and as of the Closing Date, except for any representations and warranties that are made as of a specific date which shall only be required to be true and correct as of such date.
          (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by each of the Investors on or prior to the applicable Closing Date shall have been performed or complied with.
          (c) Secretary’s Certificate. The Investors shall have received copies of resolutions of the Board of Directors of Newco, the form and substance of which are reasonably satisfactory to the Investors, authorizing any actions being taken by Newco in connection with such Closing and certified by the Secretary of Newco.
          (d) Board of Newco. As of the initial Closing Date, the Board of Directors of Newco shall be constituted in accordance with the Stockholders Agreement.
          (e) Consents. All consents and approvals to the transactions contemplated by this Agreement required to be obtained from any third party shall have been obtained.
          (f) Legality. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with such action shall have been duly obtained and shall be in full force and effect.
          (g) General. All instruments and legal and organizational proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received copies of all documents, including records of company proceedings and officers’ certificates, which they may have reasonably requested in connection therewith.

          (h) Merger Agreement. The Merger Agreement shall not have been terminated and shall continue to be in full force and effect.
     2.4 Addition of Owl Creek Socially Responsible Investment Fund, Ltd. Effective as of the date of this Agreement, OCSRIF agrees to become a party to the Transaction Agreement, with all of the rights and obligations of a party thereunder, and LJH, Newco and the other Owl Creek Investors acknowledge and agree to OCSRIF becoming a party to the Transaction Agreement.
     2.5 Reinstatement of Stockholders Agreement and Registration Rights Agreement. The Investors agree to reinstate the Stockholders Agreement among Newco and the Investors and the Registration Rights Agreement among Newco and the Investors, each dated April 10, 2006, to have full legal and binding force and effect as of the date of this Agreement to govern the ownership of Newco by the Investors.
     2.6 Indemnification Relating to Hart-Scott-Rodino Antitrust Improvements Act. LJH agrees to indemnify, defend and hold harmless the Owl Creek Investors from and against any liability that any of them may incur that arises in connection with or results from the obligations of Lacy Harber or LJH under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the regulations thereunder relative to the acquisition or ownership of voting securities of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
LJH hereby represents and warrants to the Owl Creek Investors, and each of the Owl Creek Investors, jointly and severally, hereby represents and warrants to LJH, as follows:
     3.1 Organization. It is duly organized and validly existing and in good standing under the laws of its state of organization.
     3.2 Organizational Power. It has all necessary power and authority to enter into and perform this Agreement, to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. It has taken all action necessary to authorize this Agreement.
     3.3 Authorization. All approval and action on the part of such Investor by its owners and its governing body necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken. This Agreement is a legal, valid and binding agreement of the Investor, enforceable in accordance with its terms. The execution, delivery and performance by such Investor of this Agreement will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which such Investor is subject, its organizational documents, or any Contractual Obligation to which such Investor is a party or by which it is bound.

     3.4 Litigation. As of the date of this Agreement, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to the Investor’s knowledge, threatened, against such Investor with respect to its ownership of Company Common Stock or the transactions contemplated by this Agreement.
     3.5 Consents. No consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection with such Investor’s valid execution, delivery or performance of this Agreement, except as expressly contemplated herein.
ARTICLE IV
MISCELLANEOUS PROVISIONS
     4.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. Newco shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of the Investors and any attempted assignment otherwise shall be void. The Investors may assign or transfer their rights under this Agreement to the extent permitted herein and by the other agreements between the respective parties and the Company. Whether or not any express assignment has been made in this Agreement, provisions of this Agreement that are for the Investors’ benefit as the holder of any Company Common Stock are also for the benefit of, and enforceable by, all subsequent holders of the Company Common Stock.
     4.2 General. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other written agreements of the parties referred to herein or therein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral.
     4.3 Amendments; Counterparts. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Investors. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via facsimile and such facsimile counterpart shall have the same effect as an original counterpart hereof.
     4.4 Governing Law; Jurisdiction. The laws of the State of Delaware, without reference to conflict of laws principles, shall govern the validity, construction and interpretation of this Agreement. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought exclusively in the courts of the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided in accordance with Section 5.2 of the Transaction Agreement, such service to become effective 10 days after such mailing.
[Signature pages follow]

          The undersigned have executed this Amendment No. 1 to Amended and Restated Transaction Agreement as of the date first above written.

TAS HOLDING, INC.

By:

Name:	John Cawthron
Title:	President

LJH, LTD.

By:	DLH Management, L.L.C., its general partner

By:

Lacy Harber, President

OWL CREEK I, L.P.
	By:	Owl Creek Advisors, LLC its General Partner

By:

Name: Title:

OWL CREEK II, L.P.
	By:	Owl Creek Advisors, LLC its General Partner

By:

Name: Title:

OWL CREEK OVERSEAS FUND, LTD.

By:

Name: Title:

OWL CREEK OVERSEAS FUND II, LTD.

By:

Name: Title:

OWL CREEK SOCIALLY RESPONSIBLE INVESTMENT FUND, LTD.

By:

Name: Title:

Exhibit A.
Summary of Outstanding Common Stock, Options, Warrants, Conversion Rights of TIMCO Aviation Services, Inc. and TAS Holding, Inc.

Shareholders	No. of shares	Payoff @ $4
LJH	15,385,812	0
Owl Creek	3,722,399	0
Public Shareholders	2,332,829	$9,331,316

Total shares outstanding	21,441,040

LJH Warrant	47,125	$188,332
New Sr. Conv Notes due 12/31/2006	71,219	$284,876
Junior Conv Notes due 1/2/2007	38,738	$154,946
In the money options and surplus	11,250	$45,000
Subtotal of conversion/warrant rts.	168,332	$673,154
Subtotal of purchased shares	2,501,161	$10,004,470
Total	21,609,372
TAS Holding, Inc. Share Issuances

Shareholders	No. of shares	Consideration
LJH — exchange of TIMCO shares	153,858,120	15,385,812 TIMCO Shares
Owl Creek — exchange of TIMCO shares	37,223,990	3,722,399 TIMCO Shares
Subtotal	191,082,110	19,108,211 TIMCO Shares
Cash Capital Contribution to Newco
Portion to LJH (80.52%)	20,143,130	$8,057,252
Portion to Owl Creek Investors (19.48%)	4,873,180	$1,949,272
Subtotal	25,016,310	$10,006,524

Exchange of Working Cap. Infusion
Portion to LJH (80.52%)	19,324,800	$4,831,200
Portion to Owl Creek Investors (19.48%)	4,675,200	$1,168,800
Subtotal	24,000,000	$6,000,000
Total Newco Shares	240,098,420